Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Second Quarter 2011 Results

Pride International Acquisition Completed
ENSCO 8504 Newbuild Contracted in Brunei
Three Drillships Commence Five-Year Term Contracts
ENSCO 8502 Commences Two-Year Term Contract
All U.S. Gulf of Mexico Deepwater Rigs Are Now Earning Full Day Rates
2012 Expense Synergy Estimate Increased to $100 million

    London, England, 8 August 2011 … Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $0.59 for second quarter 2011, compared to $0.85 per share in second quarter 2010.  There were no discontinued operations in second quarter 2011.  Earnings from discontinued operations in second quarter 2010 were $0.04 per share that included an $18 million pre-tax gain from the sale of a jackup rig.  Diluted earnings per share were $0.59 in second quarter 2011, compared to $0.89 per share in second quarter 2010.

    On 31 May 2011, Ensco plc acquired Pride International, Inc. in a cash and stock transaction.  One month of Pride International operations are included in our second quarter 2011 results with no corresponding amount in second quarter 2010.  Recording Pride International’s assets and liabilities at their estimated fair values, as required by generally accepted accounting principles, did not have a material impact on second quarter 2011 results.

    Professional fees, severance payments and other transaction-related costs to complete the Pride International acquisition totaled $23 million, $0.13 per share, in second quarter 2011 general and administrative expense.  In addition, second quarter 2011 contract drilling expense included approximately $2 million, $0.01 per share, of severance costs related to the acquisition.

    Chairman, President and Chief Executive Officer Dan Rabun stated, “We successfully completed the acquisition of Pride International, our new organizational structure is in place and teams are actively integrating our operations and systems.  We are leveraging the benefits of our global presence and enhanced fleet, and new business opportunities are growing with a larger group of customers.”

    Mr. Rabun added, “ENSCO 8504, the fifth of seven rigs in our ENSCO 8500 Series®, which was delivered today in Singapore, was contracted to Total in Brunei during the second quarter and will begin drilling operations in the third quarter.  Three of our drillships have commenced their original five-year contracts and ENSCO 8502 has commenced its original two-year contract.  All of our deepwater rigs in the U.S. Gulf of Mexico are now earning full day rate, and we anticipate that ENSCO 8503 will begin its original two-year contract with Cobalt in the fourth quarter after it mobilizes to the U.S. Gulf of Mexico from French Guiana.

    “Our rig crews have performed exceptionally well around the world.  In particular, our ENSCO 8500 Series® rigs had virtually no downtime during the second quarter and achieved 99% utilization.  This exceptional performance further validates the benefits of standardization as we capitalize on efficiencies related to construction, training, inventory management and daily operations.

    “In addition, we have seen a significant, broad-based pickup in jackup demand around the world, particularly in the Middle East where Ensco has contracted five jackups to Saudi Aramco in the last few months, and in the North Sea where all of our rigs are contracted into 2012.  We believe there will be additional demand for jackups in Mexico later this year.”

    Subsequent to Ensco’s most recent Fleet Status Report published on 22 July 2011, ENSCO 91 was contracted to Saudi Aramco for a three-year term beginning 28 July 2011 at a day rate of approximately $68,000.  Ensco now has more than 100 years of contracted backlog, or an average of over 1.4 years per rig.

    Revenues in second quarter 2011 were $564 million, compared to $411 million a year ago. Approximately $151 million of the $153 million increase was related to the Pride International acquisition.

    Contract drilling expense was $286 million, up from $206 million in second quarter 2010.  Excluding $94 million from the effect of the Pride International acquisition, contract drilling expense declined $14 million. Gains from asset disposals, reduced mobilization expense and lower costs for ENSCO 7500 while in the shipyard more than offset increased expense related to adding ENSCO 8502, ENSCO 8503 and ENSCO 109 to the fleet. Second quarter 2010 contract drilling expense included a $12 million impairment of the ENSCO I barge rig.

    Depreciation expense rose to $84 million from $52 million a year ago. Excluding $22 million from the effect of the Pride International acquisition, the increase was mostly driven by the addition of ENSCO 8502, ENSCO 8503 and ENSCO 109 to the fleet.

    General and administrative expense was $47 million, compared to $22 million in second quarter 2010.  As noted above, professional fees, severance payments and other transaction-related costs to complete the Pride International acquisition totaled $23 million in second quarter 2011.  The one month effect of the Pride International acquisition added $12 million to general and administrative expense.  Approximately $6 million of severance and other expense items for former Pride International operations is included in both the $23 million transaction-related costs noted above and the $12 million one month effect from the Pride International acquisition.  Therefore, adjusted for transaction-related costs and the effect of the Pride International acquisition, general and administrative expense declined $4 million from second quarter 2010.

    Other expense in second quarter 2011 was $18 million, compared to Other income of $13 million in second quarter 2010. Other expense in second quarter 2011 included $20 million of interest expense, net of $22 million of interest that was capitalized. Interest income was $2 million.  In second quarter 2010, Other income included an $11 million break-up fee.  All interest expense in second quarter 2010 was capitalized.  The increase in interest expense is due to issuing senior notes in March 2011 to fund a portion of the Pride International acquisition and assuming Pride International’s debt.  Interest capitalized is related to Ensco’s newbuild program.

    Ensco’s effective tax rate in second quarter 2011 was 19.6%.  Excluding the impact of the gain on the sale of ENSCO 95 that is included in the Jackup segment, the adjusted tax rate was approximately 14.1% for the quarter.

Segment Highlights

    Deepwater
    Deepwater segment revenues were $232 million in second quarter 2011, up from $121 million a year ago. Approximately $101 million of the $111 million increase was related to the effect of the Pride International acquisition. Adding two ultra-deepwater rigs, ENSCO 8502 and ENSCO 8503, contributed to the increase, partially offset by a decline in revenues for ENSCO 7500 that was undergoing an enhancement project in a shipyard during second quarter 2011.  The consolidated average day rate was $347,000 and utilization was 86%, compared to $403,000 and 91%, respectively, in second quarter 2010. Excluding the impact of the Pride International acquisition, the average day rate was $337,000 and utilization was 83% in second quarter 2011.  Average day rates and utilization increased year over year for all of the ENSCO 8500 Series® ultra-deepwater rigs, but were offset by the impact of the ENSCO 7500 shipyard project.

    During second quarter 2011, several deepwater rigs contracted in the U.S. Gulf of Mexico earned lower standby or sublet rates than their originally contracted full day rates.  Going forward, the day rates for ENSCO DS-3, ENSCO DS-4, ENSCO DS-5 and ENSCO 8502 are estimated to increase since each of the rigs recently commenced their original multi-year contracts at their full day rates.  In addition, the day rates for ENSCO 8503 and ENSCO DS-1 are projected to increase substantially in fourth quarter 2011 as noted in the Company’s most recent Fleet Status Report.

    Contract drilling expense was $111 million in second quarter 2011, up from $47 million in second quarter 2010. Approximately $60 million of the $64 million increase was related to the effect of the Pride International acquisition.  Increased expenses from adding ENSCO 8502 and ENSCO 8503 to the fleet were largely offset by lower expenses for ENSCO 7500.

    Midwater
    Prior to the Pride International acquisition, Ensco had no midwater rigs.  Therefore, midwater segment revenues totaling $36 million in second quarter 2011 were entirely related to the effect of the Pride International acquisition.  The average day rate was $237,000 and utilization was 79% in second quarter 2011.  Contract drilling expense in second quarter 2011 was $23 million.

    Jackup
    Jackup segment revenues were $289 million, down slightly from $291 million a year ago. The decline was mostly due to a $6,000 decrease in the consolidated average day rate to $99,000, which was partially offset by the acquisition of ENSCO 109 in July 2010.  The effect of the Pride International acquisition added approximately $7 million to revenues in the quarter. Utilization was 75% in both the current and year ago periods for the consolidated jackup fleet.  Excluding the effect of the Pride International acquisition, the average day rate was $99,000 and utilization was 77%, compared to $105,000 and 75%, respectively, a year ago.  Sequentially, the average day rate increased $2,000 from $97,000 in first quarter 2011.

    Contract drilling expense decreased 1% to $145 million, mostly due to a $13 million pre-tax gain, $0.02 per share, from the sale of ENSCO 95 at the end of June 2011, partially offset by the acquisition of ENSCO 109.  The effect of the Pride International acquisition added approximately $5 million to contract drilling expense.

    Other
    Other is comprised of managed drilling rig operations acquired from Pride International and the ENSCO I barge rig that has been cold stacked.  Revenue totaling $7 million in second quarter 2011 is entirely related to the effect of the Pride International acquisition.  Contract drilling expense declined $6 million from second quarter 2010, which included a $12 million loss on impairment for ENSCO I.

	Second Quarter

	Deepwater			Midwater				Jackup			Other				Reconciling Items		Consolidated Total
(in millions of $, except %)	2011	2010	Chg	2011	2010	Chg		2011	2010	Chg	2011	2010	Chg		2011	2010	2011	2010	Chg

Revenues	232.3	120.9	92%	36.1	--	N	M	289.3	290.5	0%	6.5	--	N	M	--	--	564.2	411.4	37%
Operating expenses
Contract drilling	111.1	46.5	139%	22.9	--	N	M	145.4	147.0	-1%	6.9	12.5	-45%		--	--	286.3	206.0	39%
Depreciation	33.9	9.7	249%	5.2	--	N	M	43.2	41.1	5%	0.5	0.8	-38%		0.7	0.3	83.5	51.9	61%
General and admin.	--	--	--	--	--		--	--	--	--	--	--		--	47.4	22.0	47.4	22.0	115%
Operating income (loss)	87.3	64.7	35%	8.0	--	N	M	100.7	102.4	-2%	(0.9)	(13.3)	-93%		(48.1)	(22.3)	147.0	$131.5	12%

Strong Financial Position - 30 June 2011

    Ensco continues to maintain a strong financial position:

•	Over $9 billion of contract revenue backlog excluding bonus opportunities
•	$554 million of cash and cash equivalents
•	$1.8 billion of available revolving credit facilities
•	Long-term debt-to-capital ratio of 32%

    Chief Financial Officer Jay Swent commented, “In the second quarter of last year, the Board of Directors approved a large increase to Ensco’s regular quarterly dividend – a major milestone in Ensco’s history. We are now returning approximately $80 million per quarter to shareholders through the dividend, or $320 million on an annualized basis, while also investing in the construction of new drillships, ultra-deepwater semisubmersibles and jackup rigs.”

    Mr. Swent added, “Contract revenue backlog of $9 billion, more than $500 million of cash and $1.8 billion of available revolving credit facilities provides us with sufficient liquidity to manage our business, while also giving us the flexibility to entertain strategic opportunities should they arise.”

    As required by generally accepted accounting principles, Pride International’s assets and liabilities were recorded at their estimated fair values.  This did not have a material impact on second quarter 2011 results.

Expense Synergy Outlook

    In the Company’s 7 February 2011 press release announcing the planned acquisition of Pride International, Ensco reported that it anticipated annual pre-tax expense synergies of at least $50 million in full year 2012 and beyond.  The Company now expects that 2012 pre-tax expense synergies will be approximately $100 million: $50 million from general and administrative expense and $50 million from contract drilling expense related to procurement efficiencies, lower insurance costs and other items primarily related to increased scale.

    Anticipated full year run rate synergies following 2012 will be approximately $150 million, comprised of $120 million of expense savings and $30 million of capital expenditure synergies.

    Mr. Swent commented, “Our improved expense synergy outlook for 2012 is based on analysis performed since the completion of the Pride International acquisition on 31 May 2011.  We continue to work diligently to achieve expense synergies and believe there are additional opportunities that can be realized over time.  These savings will be augmented by our favorable revenue growth outlook.  Utilization and average day rates for our rig fleet are expected to improve in 2012, and more newbuild rigs will be put to work as we deliver them from shipyards over the coming months.”

    Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Tuesday, 9 August 2011 to discuss second quarter 2011 results. The call will be webcast live at www.enscoplc.com. Interested parties also may listen to the call by dialing (800) 314-5962 (Conference ID 80137763). It is recommended that participants call five to ten minutes before the scheduled start time.

    A replay of the conference call will be available by telephone two hours after the completion of the call, through 16 August 2011 by dialing (800) 642-1687 (Conference ID 80137763). A transcript of the call and access to the replay or MP3 download will be available at www.enscoplc.com in the Investors Section.

    Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry.  We have the world’s second largest offshore drilling fleet comprised of dynamically-positioned drillships and semisubmersibles, moored semisubmersibles and premium jackups. Ensco is ranked #1 for overall customer satisfaction in the leading independent survey conducted by EnergyPoint Research with #1 ratings in 14 of 16 separate categories. To learn more about Ensco, please visit our website at www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.

    Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, day rates and backlog; expected synergies from the integration of Pride International’s operations; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including our ability to successfully integrate the operations of Ensco and Pride International; our ability to meet our increased debt service obligations as a result of the merger and to fund planned expenditures; our ability to realize the expected benefits from our redomestication; the continued impact of the Macondo well incident; governmental regulatory, legislative and permitting requirements affecting drilling operations; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; risks inherent to shipyard rig construction, repair, maintenance or enhancement; actual contract commencement dates; environmental or other liabilities, risks or losses; our ability to attract and retain skilled personnel on commercially reasonable terms; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; and the outcome of litigation, legal proceedings, investigations or other claims or contract disputes.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011*	2010	2011*	2010

OPERATING REVENUES	$564.2	$411.4	$925.7	$860.0

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	286.3	206.0	477.9	388.4
Depreciation	83.5	51.9	143.0	103.6
General and administrative	47.4	22.0	77.5	42.6
	417.2	279.9	698.4	534.6
OPERATING INCOME	147.0	131.5	227.3	325.4

OTHER INCOME (EXPENSE), NET	(18.1)	12.8	(15.9)	15.9
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	128.9	144.3	211.4	341.3

PROVISION FOR INCOME TAXES	25.3	22.4	42.3	57.4

INCOME FROM CONTINUING OPERATIONS	103.6	121.9	169.1	283.9

DISCONTINUED OPERATIONS, NET	--	6.0	--	35.6

NET INCOME	103.6	127.9	169.1	319.5

NONCONTROLLING INTERESTS	(1.7)	(1.6)	(2.6)	(3.4)

NET INCOME ATTRIBUTABLE TO ENSCO	$101.9	$126.3	$166.5	$316.1

EARNINGS PER SHARE - BASIC
Continuing operations	$ 0.59	$ 0.85	$ 1.06	$ 1.97
Discontinued operations	--	0.04	--	0.25
	$ 0.59	$ 0.89	$ 1.06	$ 2.22
EARNINGS PER SHARE - DILUTED
Continuing operations	$ 0.59	$ 0.85	$ 1.06	$ 1.97
Discontinued operations	--	0.04	--	0.25
	$ 0.59	$ 0.89	$ 1.06	$ 2.22
NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$100.9	$124.8	$164.5	$312.2

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	169.8	140.9	155.6	140.8
Diluted	170.2	140.9	155.9	140.9

*Includes the results of Pride International, Inc., from the acquisition date of 31 May 2011.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 554.0	$1,050.7
Accounts receivable, net	682.9	214.6
Other	329.4	171.4
Total current assets	1,566.3	1,436.7

PROPERTY AND EQUIPMENT, NET	12,108.8	5,049.9

GOODWILL	3,295.0	336.2

OTHER ASSETS, NET	541.3	228.7

	$17,511.4	$7,051.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$ 1,057.3	$ 331.8
Short-term debt	89.9	--
Current maturities of long-term debt	47.5	17.2
Total current liabilities	1,194.7	349.0

LONG-TERM DEBT	4,917.4	240.1

DEFERRED INCOME TAXES	364.1	358.0

OTHER LIABILITIES	456.9	139.4

TOTAL EQUITY	10,578.3	5,965.0

	$17,511.4	$7,051.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2011*	2010

OPERATING ACTIVITIES
Net income	$ 169.1	$ 319.5
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	143.0	103.6
Gain on disposal of discontinued operations, net	--	(34.9)
Other	12.3	60.8
Changes in operating assets and liabilities	(148.6)	(73.6)
Net cash provided by operating activities of continuing operations	175.8	375.4

INVESTING ACTIVITIES
Acquisition of Pride International, Inc., net of cash acquired	(2,656.0)	--
Additions to property and equipment	(265.6)	(336.6)
Proceeds from disposal of discontinued operations	--	132.4
Other	39.9	0.7
Net cash used in investing activities	(2,881.7)	(203.5)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	2,462.8	--
Reduction of long-term borrowings	(189.6)	(8.6)
Cash dividends paid	(130.7)	(53.6)
Commercial paper borrowings, net	89.9	--
Debt financing costs	(31.8)	(6.2)
Other	8.5	(12.4)
Net cash provided by (used in) financing activities	2,209.1	(80.8)

Effect of exchange rate changes on cash and cash equivalents	0.1	(0.7)

Net cash provided by operating activities of discontinued operations	--	5.3

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(496.7)	95.7

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,050.7	1,141.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 554.0	$1,237.1

*Includes the results of Pride International, Inc., from the acquisition date of 31 May 2011.

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

			First
	Second Quarter		Quarter
	2011(1)	2010	2011

Rig Utilization(2)

Deepwater	86%	91%	77%
Midwater	79%	n/a	n/a
Jackup(4)	75%	75%	72%
Total Reportable Segments	77%	76%	72%

Other(5)	100%	n/a	n/a

Total	77%	76%	72%

Average day rates(3)

Deepwater	$347,024	$403,307	$304,220
Midwater	237,139	n/a	n/a
Jackup(4)	99,024	105,124	96,766
Total Reportable Segments	147,305	131,231	118,447

Other(5)	76,192	n/a	n/a

Total	$146,152	$131,231	$118,447

(1)	Includes the results of Pride International, Inc., from the acquisition date of 31 May 2011.
(2)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(3
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

(4)
ENSCO 69 has been excluded from rig utilization and average day rates for our Jackup segment during the period the rig was controlled and operated by Petrosucre, a subsidiary of Petróleos de Venezuela S.A., the national oil company of Venezuela (January 2009 - August 2010).

(5)	Other includes the utilization and average day rates of our two deepwater drilling management contracts but excludes ENSCO I, the only barge rig in our fleet, which is currently cold stacked.